EXHIBIT 5.1

SICHENZIA ROSS FRIEDMAN FERENCE LLP

61 Broadway, 32nd Floor

New York, NY 10006

Telephone: (212) 930-9700

Facsimile: (212) 930-9725

May 14, 2012

Synergy Pharmaceuticals Inc.
420 Lexington Avenue
Suite 1609

New York, New York 10170

Re: Post-Effective Amendment No. 1 to Form S-3

Gentlemen and Ladies:

We have acted as counsel to Synergy Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with the registration for resale under the Securities Act of 1933, as amended, of 233,999 shares of the Company’s Common Stock that are issued and outstanding (the “Shares”) and up to 233,998 shares of the Company’s Common Stock (the “Warrant Shares”) that are issuable upon exercise of outstanding warrants (the “Warrants”) to purchase the Company’s Common Stock, pursuant to the Registration Statement on Form S-3 initially filed on November 3, 2011 with the Securities and Exchange Commission, as amended by Amendment No. 1 to the Registration Statement on Form S-3 filed on December 19, 2011 and Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed on May 14, 2012 (the “Registration Statement”).

We have reviewed such records, documents, agreements and certificates, and examined such questions of law, as we have considered necessary or appropriate to express the opinions set forth below. In making our examination of records, documents, agreements and certificates, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates, and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates. In rendering our opinions, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Company.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that (i) the Shares are validly issued, fully paid and non-assessable and (ii)

the Warrant Shares, when issued in accordance with the Warrants, will be validly issued, fully paid and non-assessable.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the law of the State of New York, the Delaware General Corporation Law (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law) and the Federal laws of the United States.

The opinions expressed herein are given as of the date hereof, and we assume no obligation to update or supplement such opinions or views to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or hereafter become effective.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or under the rules and regulations promulgated by the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP